Exhibit 99.1

NEWS RELEASE

FOR MORE INFORMATION CONTACT:	Hal Brown	Mick Reynolds
	CEO	Executive Vice President/CFO
	541 686-8685	541 686-8685

http://www.therightbank.com
Email: banking@therightbank.com

FOR IMMEDIATE RELEASE

Pacific Continental Corporation Reports Fourth Quarter and Full Year 2011 Results

Profitable Full Year 2011 and Double Digit Growth in Commercial Lending.

EUGENE, Ore., January 24, 2012 — Pacific Continental Corporation (Nasdaq: PCBK), the holding company of Pacific Continental Bank, today reported financial results for the fourth quarter and full year 2011.

Recent highlights:

•	Fiscal year 2011 net income up 4.9% over prior year.

•	Reductions in nonperforming and classified assets continue.

•	Commercial loans expand 12.2% year-to-date.

•	Announced increase in fourth quarter 2011 cash dividend to shareholders.

•	Total risk-based capital ratio of 19.22%, significantly above the 10.0% minimum for “well-capitalized” designation.

•	Recognized for the fourth consecutive year as one of Oregon’s most admired companies by the Portland Business Journal 2011 Most Admired Companies Survey.

•	Funded a $5 million SBA guaranteed loan in the Portland market, the highest-dollar loan guaranteed and approved by the U.S. Small Business Administration in the Portland District.

Net Income

For the full year 2011, net income was $5.3 million, up 4.9% over 2010. Earnings per diluted share for 2011 were $0.29 compared to $0.28 in 2010. Return on average assets and return on average tangible equity for 2011 were 0.44% and 3.45% and were similar to 2010 results of 0.43% and 3.44%, respectively.

For the fourth quarter 2011, the Company recorded a net loss of $852 thousand or $0.05 per share which compares unfavorably with 2010 fourth quarter net income of $1.2 million or $0.06 per diluted share. The fourth quarter loss results primarily from increased loan loss provisioning and other real estate owned valuation impairments required upon receipt of appraisals on two isolated properties described more fully in the December 12, 2011, press release.

“We have achieved two consecutive years of profitability and we are beginning to see increased lending activities as evidenced by the more than 12% growth in commercial loans,” said Hal Brown, chief executive officer. “Despite the fourth quarter earnings setback, I am encouraged by the improvement in balance sheet fundamentals in what is still a very difficult economic environment,” added Brown.

Classified assets, provisioning and loan statistics

Classified assets continued a six-quarter trend of decline, and at December 31, 2011, totaled $68.5 million, a decrease of $12.5 million from the end of the prior quarter and down $41.3 million, or 38% from December 31, 2010. Nonperforming assets, a subcategory of classified assets, totaled $37.1 million at December 31, 2011, or 2.92% of total assets, a decrease from 2010 year-end and 2011 third quarter-end ratios of 3.82% and 3.56%, respectively.

Loans past-due 30-89 days (excluding nonaccrual loans) were 0.41% of total loans at December 31, 2011, down from 0.59% at the end of the third quarter 2011 and 0.77% at the end of 2010. This is the tenth consecutive quarter in which this ratio was near or below one percent, a trend that suggests stabilization in the migration of problem loans.

“Concerted efforts to significantly reduce classified and problem assets were successful in 2011 and will continue into 2012,” said Roger Busse, president and chief operating officer. “This success now allows for talented bankers to shift more attention to additional business development and growth initiatives, while we continue driving problem loan reductions,” added Busse.

The Company’s 2011 provision for loan losses totaled $12.9 million down from $15.0 million in 2010. During the fourth quarter 2011 the provision totaled $7.0 million, compared to $3.3 million of a year ago and $1.8 million for the third quarter 2011. The significant increase in the fourth quarter 2011 provision for loan losses is primarily related to a single loan secured by industrial zoned bare land. Previous appraisals of the subject land indicated sufficient collateral value; however a December appraisal noted significant deterioration in value when compared to the prior appraisal performed in late 2010. As a result of the new appraised value, the Company recorded a charge off of $5.2 million on the collateral-dependent loan during the fourth quarter 2011.

The allowance for loan losses as a percentage of outstanding loans at December 31, 2011, was 1.82%, compared to 1.93% at December 31, 2010.

Commercial loan activity strengthens

Outstanding gross loans at December 31, 2011, were $820.8 million, down $7.7 million from the end of third quarter 2011 and down $36.1 million from one year ago, reflecting contraction in the construction and real estate portfolios. For the year, construction loans contracted $19.8 million and real estate loans contracted an additional $44.4 million. During the fourth quarter the bank received a payoff of $10.1 million on a single non-owner occupied commercial real estate loan which otherwise masked fourth quarter growth in outstanding loans.

Commercial loans increased $14.7 million during the fourth quarter 2011 and were up $29.6 million or 12.2% over December 31, 2010 outstanding loans. This growth continues to validate the Company’s business model and focused strategy on meeting the credit needs of community-based businesses, nonprofit organizations, health care and professional service providers. Loans to health care professionals and dentists in particular, have continued to grow. Dental practice loans now represent 25.4% of the total loan portfolio and continue to perform very well.

Core deposit growth slows

Company defined core deposits continue to grow but at a slower pace than in previous quarters. Period-end core deposits grew by $5.1 million from the end of third quarter 2011 while average core deposits for the quarter declined by $14.6 million. For the full year 2011, core deposits averaged $879.8 million, an increase of $52.7 million or 6.4% from the average core deposits for 2010. At period-end noninterest bearing demand deposits totaled $278.6 million and represent 31.4% of core deposits.

“We are beginning to see increased activity and subsequent volatility in larger depositor balances,” said Hal Brown. “This would seem consistent with increased economic activity as commercial customers gain confidence and begin to employ otherwise idle funds,” added Brown.

Capital levels

The Company’s capital ratios continue to be well above the minimum FDIC well-capitalized designated levels. At December 31, 2011, the Company’s Tier 1 leverage ratio, Tier 1 risk-based capital ratio, and Total risk-based capital ratio were 13.09%, 17.97% and 19.22% as compared to 13.38%, 15.86% and 17.10% at December 31, 2010. The FDIC’s minimum well-capitalized designation ratios are 5.00%, 6.00% and 10.00%, respectively.

Net interest margin

For the full year 2011, the net interest margin averaged 4.61%, a decline of 12 basis points from the 4.73% reported for 2010. The contraction in the loan portfolio and concurrent growth in the lower yielding securities portfolio contributed to the year-over-year decline in the net interest margin. For 2011 the securities portfolio grew by $92.6 million and at year-end represents 27% of total assets versus 21% of total assets one year ago.

The net interest margin for the fourth quarter 2011 was 4.59%, up 3 basis points from the 4.56% margin reported for third quarter 2011, and down 4 basis points from the 4.63% margin reported for fourth quarter 2010. The linked-quarter improvement in the net interest margin was primarily attributable to a lower cost of funds. The cost of interest-bearing funds fell 22 basis points during the quarter while the yield on average earning assets declined 11 basis points. The net interest margin for the current period and all prior periods has been adjusted to a tax-equivalent basis using a 35% tax rate.

Noninterest income and expense

Full-year noninterest income was $5.9 million up from $4.6 million in 2010. Excluding gains on sales of securities and impairment charges on investment securities, 2011 noninterest income was flat with 2010, with increases in merchant bankcard activity offset by declines in mortgage revenues. Noninterest income for the fourth quarter 2011 was down $173 thousand from the same quarter last year. Most of this difference is attributable to one-time revenues recorded during the fourth quarter 2010. On a linked-quarter basis, and excluding gains on the sale of securities in both quarters and a $140 thousand rental income benefit recorded in the third quarter, fourth quarter 2011 noninterest income was relatively flat with third quarter 2011. During the fourth quarter 2011, the Company made an investment of $15 million in bank-owned life insurance (“BOLI”) that is expected to add $125 to $150 thousand per quarter to noninterest income in 2012.

Noninterest expense in fourth quarter 2011 was up $996 thousand over fourth quarter 2010, and up $860 thousand on a linked-quarter basis. The linked quarter increase was primarily attributable to foreclosed property expense which totaled $1.2 million in the fourth quarter 2011. Approximately $977 thousand of the other real estate expense was valuation write downs on various properties the largest of which was $640 thousand and related to a single undeveloped commercial property previously announced in the December 12, 2011, press release. For the full year 2011, noninterest expense was up $4.0 million or 12.0%. Expenses related to problem assets, specifically, legal fees, repossession and collection expense, and other real estate expense accounted for $2.3 million of the total increase in expenses for the year.

Conference call and audio webcast:

Management will conduct a live conference call and audio webcast for interested parties relating to the Company’s results for the fourth quarter 2011 on Wednesday, January 25, 2012, at 11:00 a.m. Pacific Time / 2:00 p.m. Eastern Time. To listen to the conference call, interested parties should call (866) 292-1418. The webcast will be available via Pacific Continental’s website (http://www.therightbank.com/). To listen to the live audio webcast, click on the webcast presentation link on the Company’s home page a few minutes before the presentation is scheduled to begin. An audio webcast replay is typically available within twenty-four hours following the live webcast and will be archived for one year on the Pacific Continental website. Any questions regarding the conference call presentation or webcast should be directed to Maecey Castle, vice president and director of corporate communications, at (541) 686-8685.

About Pacific Continental Bank

Pacific Continental Bank, the operating subsidiary of Pacific Continental Corporation, delivers highly personalized services through fourteen banking offices in Oregon and Washington. The Bank also operates a loan production office in Tacoma, Washington. Pacific Continental, with $1.3 billion in assets, has established one of the most unique and attractive metropolitan branch networks in the Pacific Northwest with offices in three of the region’s largest markets including Seattle, Portland and Eugene. Pacific Continental targets the banking needs of community-based businesses, health care professionals, professional service providers and nonprofit organizations.

Since its founding in 1972, Pacific Continental Bank has been honored with numerous awards and recognitions from highly regarded third-party organizations including The Seattle Times, the Portland Business Journal and Oregon Business magazine. A complete list of the company’s awards and recognitions – as well as supplementary information about Pacific Continental Bank – can be found online at www.therightbank.com. Pacific Continental Corporation’s shares are listed on the Nasdaq Global Select Market under the symbol “PCBK” and are a component of the Russell 2000 Index.

Forward-Looking Statement Safe Harbor

This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (“PSLRA”). Such forward-looking statements include but are not limited to statements about future suggested problem loan migration, and are subject to risks and uncertainties that may cause actual results to differ materially from those projected, including but not limited to the following: the high concentration of loans of the company’s banking subsidiary in commercial and residential real estate lending; adverse economic trends in the United States and the markets we serve affecting the Bank’s borrower base; a continued decline in the housing and real estate market; a continued increase in unemployment or sustained high levels of unemployment; continued erosion or sustained low levels of consumer confidence; changes in the regulatory environment and increases in associated costs, particularly ongoing compliance expenses and resource allocation needs; vendor quality and efficiency; the company’s ability to control risks associated with rapidly changing technology both from an internal perspective as well as for external providers; increased competition among financial institutions; fluctuating interest rate environments; a tightening of available credit and other risks and uncertainties discussed in the sections titled “Risk Factors”, “Business” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, as applicable, from Pacific Continental’s most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q. Readers are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date on which they are made and reflect management’s current estimates, projections, expectations and beliefs. Pacific Continental Corporation undertakes no obligation to publicly revise or update the forward-looking statements to reflect events or circumstances that arise after the date of this release. This statement is included for the express purpose of invoking PSLRA’s safe harbor provisions.

PACIFIC CONTINENTAL CORPORATION

Consolidated Income Statements

(In thousands, except share and per share amounts)

(Unaudited)

	Three months ended		Twelve months ended
	December 31, 2011	December 31, 2010	December 31, 2011	December 31, 2010
Interest and dividend income
Loans	$12,606	$13,577	$50,753	$56,810
Securities	2,315	1,867	9,025	6,612
Federal funds sold & interest-bearing deposits with banks	1	5	6	11

	14,922	15,449	59,784	63,433

Interest expense
Deposits	1,218	2,224	6,544	9,293
Federal Home Loan Bank & Federal Reserve borrowings	481	538	1,894	2,325
Junior subordinated debentures	37	116	136	510
Federal funds purchased	9	5	41	44

	1,745	2,883	8,615	12,172

Net interest income	13,177	12,566	51,169	51,261
Provision for loan losses	7,000	3,250	12,900	15,000

Net interest income after provision for loan losses	6,177	9,316	38,269	36,261

Noninterest income
Service charges on deposit accounts	487	464	1,816	1,711
Other fee income, principally bankcard	368	427	1,576	1,505
Loan servicing fees	24	30	106	94
Mortgage banking income	67	125	191	270
Bank-owned life insurance income	38	—	38	—
Gain on sale of investment securities	59	—	884	45
Impairment losses on investment securities (OTTI)	(10)	—	(10)	(226)
Other noninterest income	284	444	1,265	1,250

	1,317	1,490	5,866	4,649

Noninterest expense
Salaries and employee benefits	4,738	4,603	18,875	17,657
Premises and equipment	839	882	3,444	3,462
Bankcard processing	146	170	618	594
Business development	390	342	1,521	1,273
FDIC insurance assessment	424	667	1,692	2,143
Other real estate expense	1,161	413	3,307	1,316
Other noninterest expense	2,086	1,711	7,619	6,649

	9,784	8,788	37,076	33,094

Income before provision for income taxes	(2,290)	2,018	7,059	7,816
Provision for income taxes	(1,438)	827	1,718	2,724

Net income	$(852)	$1,191	$5,341	$5,092

Earnings per share:
Basic	$(0.05)	$0.06	$0.29	$0.28

Diluted	$(0.05)	$0.06	$0.29	$0.28

Weighted average shares outstanding:
Basic	18,434,519	18,405,939	18,427,657	18,399,245
Common stock equivalents attributable to stock-based awards	—	11,741	91,890	13,284

Diluted	18,434,519	18,417,680	18,519,547	18,412,529

PERFORMANCE RATIOS
Return on average assets	-0.27%	0.39%	0.44%	0.43%

Return on average equity (book)	-1.86%	2.73%	3.01%	2.98%
Return on average equity (tangible) (1)	-2.12%	3.13%	3.45%	3.44%
Net interest margin (2)	4.59%	4.63%	4.61%	4.73%
Efficiency ratio (3)	67.50%	62.52%	65.01%	59.19%

(1)	Tangible equity excludes goodwill and core deposit intangible assets related to acquisitions.
(2)	Net interest margin is reported on a tax-equivalent yield basis at a 35% tax rate.
(3)	Efficiency ratio is noninterest expense divided by operating revenues. Operating revenues are net interest income plus noninterest income.

PACIFIC CONTINENTAL CORPORATION

Consolidated Balance Sheets

(In thousands, except share amounts)

(Unaudited)

	December 31, 2011	December 31, 2010
ASSETS
Cash and due from banks	$19,807	$25,424
Interest-bearing deposits with banks	52	267

Total cash and cash equivalents	19,859	25,691
Securities available-for-sale	346,542	253,907
Loans held-for-sale	1,058	2,116
Loans, less allowance for loan losses and net deferred fees	805,211	839,815
Interest receivable	4,725	4,371
Federal Home Loan Bank stock	10,652	10,652
Property and equipment, net of accumulated depreciation	20,177	20,883
Goodwill and intangible assets	22,235	22,458
Deferred tax asset	7,308	10,188
Taxes receivable	1,671	—
Other real estate owned	11,000	14,293
Prepaid FDIC assessment	2,782	4,387
Bank-owned life insurance	15,038	—
Other assets	1,974	1,415

Total assets	$1,270,232	$1,210,176

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits
Noninterest-bearing demand	$278,576	$234,331
Savings and interest-bearing checking	545,856	574,333
Time $100,000 and over	72,436	63,504
Other time	68,386	86,791

Total deposits	965,254	958,959
Federal funds and overnight funds purchased	12,300	—
Federal Home Loan Bank borrowings	101,500	67,000
Junior subordinated debentures	8,248	8,248
Accrued interest and other payables	4,064	3,731

Total liabilities	1,091,366	1,037,938

Shareholders’ equity
Common stock, shares authorized: 50,000,000 shares issued and outstanding: 18,435,084 at December 31, 2011 and 18,415,132 at December 31, 2010	137,844	137,062
Retained earnings	37,468	33,969
Accumulated other comprehensive income	3,554	1,207

	178,866	172,238

Total liabilities and shareholders’ equity	$1,270,232	$1,210,176

CAPITAL RATIOS
Total capital (to risk weighted assets)	19.22%	17.10%
Tier I capital (to risk weighted assets)	17.97%	15.86%
Tier I capital (to leverage assets)	13.09%	13.38%
Tangible common equity (to tangible assets)(1)	12.55%	12.61%
Tangible common equity (to risk-weighted assets)(1)	17.47%	15.18%

OTHER FINANCIAL DATA
Shares outstanding at end of period	18,435,084	18,415,132
Tangible shareholders’ equity(1)	$156,631	$149,780
Book value per share	$9.70	$9.35
Tangible book value per share	$8.50	$8.13

(1)	Tangible shareholders’ equity excludes goodwill and core deposit intangible assets related to acquisitions.

PACIFIC CONTINENTAL CORPORATION

Loans by Type and Allowance for Loan Losses

(In thousands)

(Unaudited)

	December 31,
	2011		2010
	Dollars	Percent	Dollars	Percent
LOANS BY TYPE
Real estate secured loans:
Permanent loans:
Multifamily residential	$51,897	6.3%	$57,850	6.8%
Residential 1-4 family	61,717	7.5%	76,692	8.9%
Owner-occupied commercial	207,008	25.2%	201,286	23.5%
Nonowner-occupied commercial	139,581	17.0%	163,071	19.0%
Other loans secured by real estate	18,263	2.2%	23,950	2.8%

Total permanent real estate loans	478,466	58.3%	522,849	61.0%
Construction loans:
Multifamily residential	2,574	0.3%	6,192	0.7%
Residential 1-4 family	17,960	2.2%	22,683	2.6%
Commercial real estate	10,901	1.3%	11,730	1.4%
Commercial bare land and acquisition & development	19,496	2.4%	25,587	3.0%
Residential bare land and acquisition & development	12,707	1.5%	17,263	2.0%

Total construction real estate loans	63,638	7.8%	83,455	9.7%
Total real estate loans	542,104	66.0%	606,304	70.7%
Commercial loans	272,600	33.2%	243,034	28.4%
Consumer loans	4,569	0.6%	5,900	0.7%
Other loans	1,556	0.2%	1,730	0.2%

Gross loans	820,829	100.0%	856,968	100.0%
Deferred loan origination fees	(677)		(583)

	820,152		856,385
Allowance for loan losses	(14,941)		(16,570)

	$805,211		$839,815

Real estate loans held-for-sale	$1,058		$2,116

	Three months ended		Twelve months ended
	December 31,	December 31,	December 31,	December 31,
	2011	2010	2011	2010
ALLOWANCE FOR LOAN LOSSES
Balance at beginning of period	$15,287	$17,769	$16,570	$13,367
Provision for loan losses	7,000	3,250	12,900	15,000
Loan charge offs	(7,720)	(5,325)	(15,805)	(15,514)
Loan recoveries	374	876	1,276	3,717

Net charge offs	(7,346)	(4,449)	(14,529)	(11,797)

Balance at end of period	$14,941	$16,570	$14,941	$16,570

PACIFIC CONTINENTAL CORPORATION

Selected Other Financial Information and Ratios

(In thousands)

(Unaudited)

	Three months ended		Twelve months ended
	December 31,		December 31,
	2011	2010	2011	2010
BALANCE SHEET AVERAGES
Loans(1)	$825,988	$868,044	$833,643	$905,245
Allowance for loan losses	(15,250)	(19,278)	(15,728)	(17,651)

Loans, net of allowance	810,738	848,766	817,915	887,594
Securities and short-term deposits	341,563	234,405	304,620	199,083

Earning assets	1,152,301	1,083,171	1,122,535	1,086,677
Noninterest-earning assets	105,416	113,863	104,180	102,612

Assets	$1,257,717	$1,197,034	$1,226,715	$1,189,289

Interest-bearing core deposits(2)	$597,550	$640,777	$615,864	$610,928
Noninterest-bearing core deposits(2)	275,212	229,526	263,915	216,154

Core deposits(2)	872,762	870,303	879,779	827,082
Noncore interest-bearing deposits	73,988	68,663	65,408	77,087

Deposits	946,750	938,966	945,187	904,169
Borrowings	124,775	80,077	100,653	111,623
Other noninterest-bearing liabilities	4,616	4,671	3,619	2,739

Liabilities	1,076,141	1,023,714	1,049,459	1,018,531

Shareholders’ equity (book)	181,576	173,320	177,256	170,758

Liabilities and equity	$1,257,717	$1,197,034	$1,226,715	$1,189,289

Shareholders’ equity (tangible)(3)	$159,313	$150,834	$154,908	$148,187

SELECTED MARKET DATA
Eugene market gross loans, period end	$250,345	$257,562
Portland market gross loans, period end	406,316	404,965
Seattle market gross loans, period end	164,168	194,441

Total gross loans, period end	$820,829	$856,968

Eugene market core deposits, period end(2)	$526,928	$538,011
Portland market core deposits, period end(2)	237,230	239,991
Seattle market core deposits, period end(2)	121,685	117,836

Total core deposits, period end(2)	885,843	895,838
Other deposits, period end	79,411	63,121

Total	$965,254	$958,959

Eugene market core deposits, average(2)	$509,882	$525,937	$510,324	$510,366
Portland market core deposits, average(2)	239,459	225,769	247,309	199,341
Seattle market core deposits, average(2)	123,421	118,597	122,146	117,375

Total core deposits, average(2)	872,762	870,303	879,779	827,082
Other deposits, average	73,988	68,663	65,408	77,087

Total	$946,750	$938,966	$945,187	$904,169

NET INTEREST MARGIN RECONCILIATION
Yield on average loans	6.17%	6.35%	6.21%	6.40%
Yield on average securities(4)	2.88%	3.31%	3.14%	3.42%

Yield on average earning assets(4)	5.19%	5.69%	5.37%	5.85%
Rate on average interest-bearing core deposits	0.58%	1.15%	0.86%	1.28%
Rate on average interest-bearing non-core deposits	1.81%	2.13%	1.91%	1.89%

Rate on average interest-bearing deposits	0.72%	1.24%	0.96%	1.35%
Rate on average borrowings	1.68%	3.26%	2.06%	2.58%

Cost of interest-bearing funds	0.87%	1.45%	1.10%	1.52%

Interest rate spread(4)	4.32%	4.24%	4.27%	4.33%

Net interest margin(4)	4.59%	4.63%	4.61%	4.73%

(1)	Includes loans held-for sale.
(2)	Core deposits include all demand, savings, and interest checking accounts plus all local time deposits including local time deposits in excess of $100.
(3)	Tangible equity excludes goodwill and core deposit intangible assets related to acquisitions.
(4)

Tax-exempt income has been adjusted to a tax-equivalent basis at a 35% tax rate. The amount of such adjustment was an addition to recorded income of approximately $162 thousand and $83 thousand for the three months ended December 31, 2011 and 2010, respectively and $529 thousand and $176 thousand for the twelve months ended December 31. 2011 and 2010, respectively.

PACIFIC CONTINENTAL CORPORATION

Nonperforming Assets and Asset Quality Ratios

(In thousands)

(Unaudited)

	December 31, 2011	December 31, 2010
NONPERFORMING ASSETS
Non-accrual loans
Real estate secured loans:
Permanent loans:
Multifamily residential	$—	$1,010
Residential 1-4 family	3,426	6,123
Owner-occupied commercial	5,138	1,622
Nonowner-occupied commercial	525	8,428
Other loans secured by real estate	50	538

Total permanent real estate loans	9,139	17,721
Construction loans:
Multifamily residential	—	1,985
Residential 1-4 family	757	2,493
Commercial real estate	933	1,671
Commercial bare land and acquisition & development	7,837	91
Residential bare land and acquisition & development	1,929	1,032
Other	—	—

Total construction real estate loans	11,456	7,272

Total real estate loans	20,595	24,993
Commercial loans	5,999	8,033
Consumer loans	—	—
Other loans	—	—

Total nonaccrual loans	26,594	33,026
90-days past due and accruing interest	—	—
Total nonperforming loans	26,594	33,026

Nonperforming loans guaranteed by government	(495)	(1,056)
Net nonperforming loans	26,099	31,970

Other real estate owned	11,000	14,293

Total nonperforming assets, net of guaranteed loans	$37,099	$46,263

ASSET QUALITY RATIOS
Allowance for loan losses as a percentage of total loans outstanding	1.82%	1.93%
Allowance for loan losses as a percentage of total nonperforming loans, net of government guarantees	57.25%	51.83%
Net loan charge offs (recoveries) as a percentage of average loans, annualized	1.74%	1.30%
Net nonperforming loans as a percentage of total loans	3.18%	3.73%
Nonperforming assets as a percentage of total assets	2.92%	3.82%
Consolidated classified asset ratio(1)	38.91%	63.39%
Past due as a percentage of total loans	0.41%	0.77%

(1)

Classified asset ratio is defined as the sum of all loan-related contingent liabilities and loans internally graded substandard or worse, impaired loans (net of government guarantees), adversely classified securities, and other real estate owned, divided by total consolidated Tier 1 capital plus the allowance for loan losses.

(2)	Defined as loans past due more than 30 days and still accruing interest, as a percentage of total loans, net of deferred fees.

PACIFIC CONTINENTAL CORPORATION

Nonperforming Loan Rollforward

(In thousands)

(Unaudited)

	Balance at	Additions to		Net	Returns to		Transfers	Balance at
	September 30, 2011	Non-performing	Reclassification	Paydowns	Performing	Charge-offs	to OREO	December 31, 2011
Real estate loans
Multifamily residential	$—	$—	$—	$—	$—	$—	$—	$—
Residential 1-4 family	3,393	802	—	(504)	—	(182)	(83)	3,426
Owner-occupied commercial	4,704	1,189	—	(28)	(127)	(383)	(217)	5,138
Nonowner-occupied commercial	1,191	36	—	—	—	(458)	(244)	525
Other real estate loans	122	—	—	(14)	—	(58)	—	50

Total real estate loans	9,410	2,027	—	(546)	(127)	(1,081)	(544)	9,139
Construction
Multifamily residential	—	—	—	—	—	—	—	—
Residential 1-4 family	1,596	—	—	(639)	—	(150)	(50)	757
Commercial real estate	1,500	—	—	—	—	(567)	—	933
Commercial bare land and acquisition & development	13,027	—	—	—	—	(5,190)	—	7,837
Residential bare land and acquisition & development	1,451	729	—	(233)	—	(18)	—	1,929

Total construction loans	17,574	729	—	(872)	—	(5,925)	(50)	11,456
Commercial and other	6,732	—	—	(352)	—	(381)	—	5,999
Consumer	—	—	—	—	—		—	—

Total	$33,716	$2,756	$—	$(1,770)	$(127)	$(7,387)	$(594)	$26,594

	Balance at	Additions to		Net	Returns to		Transfers	Balance at
	December 31, 2010	Non-performing	Reclassification	Paydowns	Performing	Charge-offs	to OREO	December 31, 2011
Real estate loans
Multifamily residential	$1,010	$250	$—	$(1,186)	$—	$(74)	$—	$—
Residential 1-4 family	6,123	5,522	—	(3,142)	—	(1,789)	(3,288)	3,426
Owner-occupied commercial	1,622	5,010	—	(443)	(127)	(407)	(517)	5,138
Nonowner-occupied commercial	8,428	35	—	(1,271)	—	(1,723)	(4,944)	525
Other real estate loans	538	1,340	(499)	(881)	—	(448)	—	50

Total real estate loans	17,721	12,157	(499)	(6,923)	(127)	(4,441)	(8,749)	9,139
Construction
Multifamily residential	1,985	—	—	(1,985)	—	—	—	—
Residential 1-4 family	2,493	797	—	(1,689)	—	(600)	(244)	757
Commercial real estate	1,671	—	—	—	—	(738)	—	933
Commercial bare land and acquisition & development	91	13,027	—	—	—	(5,281)	—	7,837
Residential bare land and acquisition & development	1,032	3,048	—	(484)	—	(1,631)	(36)	1,929

Total construction loans	7,272	16,872	—	(4,158)	—	(8,250)	(280)	11,456
Commercial and other	8,033	1,424	499	(2,449)	(461)	(1,047)	—	5,999
Consumer	—	11	—	—	—	(11)	—	—

Total	$33,026	$30,464	$—	$(13,530)	$(588)	$(13,749)	$(9,029)	$26,594

PACIFIC CONTINENTAL CORPORATION

Other Real Estate Owned Rollforward

(In thousands)

(Unaudited)

	Balance at September 30, 2011	Additions to OREO	Capitalized Costs	Paydowns/ Sales	Writedowns/ Loss/Gain	Balance at December 31, 2011
Real estate
Multifamily residential	$—	$—	$—	$—	$—	$—
Residential 1-4 family	3,432	83	780	(749)	(304)	3,242
Owner-occupied commercial	300	217	—	—	(48)	469
Nonowner-occupied commercial	4,525	244	—	—	—	4,769
Other real estate loans	—	—	—	—	—	—

Total real estate loans	8,257	544	780	(749)	(352)	8,480
Construction
Multifamily residential	—	—	—	—	—	—
Residential 1-4 family	194	50	—	—	(10)	234
Commercial real estate	2,063	—	—	—	(638)	1,425
Commercial bare land and acquisition & development	819	—	—	—	—	819
Residential bare land and acquisition & development	330	—	—	(284)	(4)	42

Total construction loans	3,406	50	—	(284)	(652)	2,520
Commercial and other	—	—	—	—	—	—
Consumer	—	—	—	—	—	—

Total	$11,663	$594	$780	$(1,033)	$(1,004)	$11,000

	Balance at December 31, 2010	Additions to OREO	Capitalized Costs	Paydowns/ Sales	Writedowns/ Loss/Gain	Balance at December 31, 2011
Real estate
Multifamily residential	$—	$—	$—	$—	$—	$—
Residential 1-4 family	1,374	3,288	780	(1,843)	(357)	3,242
Owner-occupied commercial	—	517	—	—	(48)	469
Nonowner-occupied commercial	—	4,944	—	(175)	—	4,769
Other real estate loans	—	—	—	—	—	—

Total real estate loans	1,374	8,749	780	(2,018)	(405)	8,480
Construction
Multifamily residential	—	—	—	—	—	—
Residential 1-4 family	1,178	244	—	(953)	(235)	234
Commercial real estate	4,389	—	—	(1,123)	(1,841)	1,425
Commercial bare land and acquisition & development	1,013	—	—	—	(194)	819
Residential bare land and acquisition & development	6,301	36	—	(6,078)	(217)	42

Total construction loans	12,881	280	—	(8,154)	(2,487)	2,520
Commercial and other	38	—	—	(44)	6	—
Consumer	—	—	—	—	—	—

Total	$14,293	$9,029	$780	$(10,216)	$(2,886)	$11,000

PACIFIC CONTINENTAL CORPORATION

Aged Analysis of Loans Receivable (Unaudited)

(In thousands)

As of December 31, 2011

	30-59 Days Past Due Still Accruing	60-89 Days Past Due Still Accruing	Greater Than 90 Days Still Accruing	Nonaccrual	Total Past Due and Nonaccrual	Total Current	Total Loans Receivable
Real estate loans
Multifamily residential	$—	$—	$—	$—	$—	$51,897	$51,897
Residential 1-4 family	251	210	—	3,426	3,887	57,830	61,717
Owner-occupied commercial	151	190	—	5,138	5,479	201,529	207,008
Nonowner-occupied commercial	—	—	—	525	525	139,056	139,581
Other real estate loans	—	—	—	50	50	18,213	18,263

Total real estate loans	402	400	—	9,139	9,941	468,525	478,466
Construction
Multifamily residential	—	—	—	—	—	2,574	2,574
Residential 1-4 family	67	—	—	757	824	17,136	17,960
Commercial real estate	1,635	—	—	933	2,568	8,333	10,901
Commercial bare land and acquisition & development	—	—	—	7,837	7,837	11,659	19,496
Residential bare land and acquisition & development	52	175	—	1,929	2,156	10,551	12,707

Total construction loans	1,754	175	—	11,456	13,385	50,253	63,638
Commercial and other	634	—	—	5,999	6,633	267,523	274,156
Consumer	—	—	—	—	—	4,569	4,569

Totals	$2,790	$575	$—	$26,594	$29,959	$790,870	$820,829

PACIFIC CONTINENTAL CORPORATION

Aged Analysis of Loans Receivable (Unaudited)

(In thousands)

As of December 31, 2010

	30-59 Days Past Due Still Accruing	60-89 Days Past Due Still Accruing	Greater Than 90 Days Still Accruing	Nonaccrual	Total Past Due and Nonaccrual	Total Current	Total Financing Receivables
Real estate loans
Multifamily residential	$2,549	$—	$—	$1,010	$3,559	$54,291	$57,850
Residential 1-4 family	110	366	—	6,123	6,599	70,093	76,692
Owner-occupied commercial	2,694	356	—	1,622	4,672	196,614	201,286
Nonowner-occupied commercial	—	—	—	8,428	8,428	154,643	163,071
Other real estate loans	195	—	—	538	733	23,217	23,950

Total real estate loans	5,548	722	—	17,721	23,991	498,858	522,849
Construction
Multifamily residential	—	—	—	1,985	1,985	4,207	6,192
Residential 1-4 family	—	—	—	2,493	2,493	20,190	22,683
Commercial real estate	—	—	—	1,671	1,671	10,059	11,730
Commercial bare land and acquisition & development	—	—	—	91	91	25,496	25,587
Residential bare land and acquisition & development	175	—	—	1,032	1,207	16,056	17,263

Total construction loans	175	—	—	7,272	7,447	76,008	83,455
Commercial and other	102	32	—	8,033	8,167	236,597	244,764
Consumer	7	5	—	—	12	5,888	5,900

Total	$5,832	$759	$—	$33,026	$39,617	$817,351	$856,968

PACIFIC CONTINENTAL CORPORATION

Credit Quality Indicators (Unaudited)

(In thousands)

As of December 31, 2011

	Loan Grade
	Pass	Special Mention	Substandard	Doubtful	Totals
Real estate loans
Multifamily residential	$50,547	$—	$1,350	$—	$51,897
Residential 1-4 family	51,622	—	10,095	—	61,717
Owner-occupied commercial	194,250	—	11,143	1,615	207,008
Nonowner-occupied commercial	137,438	—	2,143	—	139,581
Other real estate loans	17,367		896	—	18,263

Total real estate loans	451,224	—	25,627	1,615	478,466
Construction
Multifamily residential	2,574	—	—	—	2,574
Residential 1-4 family	14,036	—	3,924	—	17,960
Commercial real estate	7,075	—	3,826	—	10,901
Commercial bare land and acquisition & development	11,000	—	8,496	—	19,496
Residential bare land and acquisition & development	9,929	—	2,778	—	12,707

Total construction loans	44,614	—	19,024	—	63,638
Commercial and other	264,415	—	9,663	78	274,156
Consumer	4,486	—	83	—	4,569

Totals	$764,739	$—	$54,397	$1,693	$820,829

PACIFIC CONTINENTAL CORPORATION

Credit Quality Indicators (Unaudited)

(In thousands)

As of December 31, 2010

	Loan Grade
	Pass	Special Mention	Substandard	Doubtful	Totals
Real estate loans
Multifamily residential	$55,105	$—	$2,745	$—	$57,850
Residential 1-4 family	60,544	—	15,658	490	76,692
Owner-occupied commercial	185,362	—	14,274	1,650	201,286
Nonowner-occupied commercial	153,088	—	9,983	—	163,071
Other real estate loans	20,343	—	3,607	—	23,950

Total real estate loans	474,442	—	46,267	2,140	522,849
Construction
Multifamily residential	4,206	—	1,986	—	6,192
Residential 1-4 family	19,532	—	3,151	—	22,683
Commercial real estate	7,114	—	4,616	—	11,730
Commercial bare land and acquisition & development	11,771	—	13,816	—	25,587
Residential bare land and acquisition & development	11,886	—	5,377	—	17,263

Total construction loans	54,509	—	28,946	—	83,455
Commercial and other	231,358	—	13,406	—	244,764
Consumer	5,860	—	—	40	5,900

Totals	$766,169	$—	$88,619	$2,180	$856,968